Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,293,750	$39.72

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-134553) filed by Lehman Brothers Holdings Inc. and the other Registrants thereto on May 30, 2006, as amended, the Registration Statement, and have been carried forward, of which $39.72 is offset against the registration fee due for this offering and of which $1,532,563.72 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-134553

PRICING SUPPLEMENT NO. 559 dated December 14, 2007

to Prospectus Supplement No. 1 dated May 28, 2007,

Prospectus Supplement dated May 30, 2006,

and Prospectus dated May 30, 2006

LEHMAN BROTHERS HOLDINGS INC.

Medium-Term Notes, Series I

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 30, 2006, as supplemented by the Prospectus Supplement, dated May 30, 2006 (the “Prospectus Supplement”) (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	033609574

ISIN:	XS0336095749

Specified Currency:	Principal:	Australian Dollars
	Interest:	Australian Dollars

Principal Amount:	AUD$1,500,000 (the Notes are denominated in, and the redemption amount paid on the Stated Maturity Date or pursuant to the Optional Redemption will be paid in, Australian Dollars)

	Total		Per Note
Issue Price(1):	AUD$	1,500,000	100.00%
Agent’s Commission(2):	AUD$	4,500	0.30%
Proceeds to Lehman Brothers Holdings Inc.:	AUD$	1,495,500	99.70%

(1)                                 The Issue Price includes Lehman Brothers Holdings Inc.’s cost of hedging its obligations under the Notes through one or more of its affiliates, which includes such affiliates expected cost of providing such hedge as well as the profit the such affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)                                 Lehman Brothers Inc. will receive commissions equal to AUD$3.00 per AUD$1,000 principal amount, or 0.30%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

On the Issue Date, we may, without the consent of the holders of the Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

☒ The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

☐ The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

Trade Date:	December 14, 2007

Issue Date:	December 21, 2007

Stated Maturity Date:	December 21, 2011, subject to Optional Redemption; provided that if such day is not a New York business day, then such day will be the following New York business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☒ Fixed Rate Note

Interest Rate per Annum:	8.10%

☐ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ Libor Telerate
☐ LIBIOR Reuters
☐ EURIBOR

	☐ Treasury Rate:	Constant Maturity ☐ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ CMS Rate
☐ Other:

Spread:	Not applicable

Spread Multiplier:	Not applicable

Maximum Rate:	Not applicable

Minimum Rate:	Not applicable

Interest Payment Dates:	Semi-annually on the 21st of June and December, commencing December 21, 2008 and ending on the Stated Maturity Date, subject to Optional Redemption

Interest Determination Dates:	Not applicable

Interest Reset Dates:	Not applicable

Calculation Agent:	Not applicable

Optional Redemption:

The Notes may be redeemed prior to the Stated Maturity Date at the option of Lehman Brothers Holdings Inc. in whole or in part at a price equal to 100% of the principal amount being redeemed, on the 21st of each June and December, commencing December 21, 2008.  Notice of redemption will be given not less than five New York business days prior to the redemption date.

Clearing:	Clearstream/Euroclear only.

The notes will not be DTC-eligible and cannot be settled through DTC.  The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through participants in Clearstream and Euroclear only.  For further information relating to Euroclear and Clearstream Book-Entry Procedures and Settlement, see the Prospectus Supplement No. 1.

Day count Convention:	30/360, unadjusted

Business Days:	New York, Sydney

Minimum Denomination:	AUD$1,000/$1,000

Form of Note:	☒ Book-entry only (global)	☐ Certificated

RISK FACTORS

An investment in the Notes entails certain risks not associated with an investment in conventional U.S. dollar-denominated floating rate or fixed rate medium-term notes.  See “Risk Factors” in the Prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

We intend to treat the Notes as foreign currency debt securities, as described under “United States Federal Income Tax Consequences—Debt Securities—Foreign Currency Debt Securities” in the Prospectus.

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings Inc. has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement (the “Purchase Price”).  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a price equal to the Issue Price set forth above and to certain dealers at a discount not to exceed 0.30%.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.